As filed with the Securities and Exchange Commission on April 16, 2010

Registration No. 333-164031

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

Excel Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(858) 613-1800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary B. Sabin

Chairman and Chief Executive Officer

Excel Trust, Inc.

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(858) 613-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig M. Garner, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, California 92130 (858) 523-5400	Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 (212) 878-8000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Excel Trust, Inc. has prepared this Amendment No. 4 to the Registration Statement on Form S-11 (File No. 333-164031) solely for the purpose of filing Exhibits 1.1, 3.1, 3.2, 4.1, 5.1, 8.1, 10.1, 23.1 and 23.2. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or to Part II of the Registration Statement (other than to reflect in Item 36 and the Exhibit Table the filing of the aforementioned exhibits).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuances and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder, other than underwriting discounts and commissions and structuring fees. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the FINRA filing fee.

Securities and Exchange Commission Registration Fee	$21,390
NYSE Listing Fee	125,000
FINRA Filing Fee	30,500
Printing and Engraving Expenses	350,000
Legal Fees and Expenses (other than Blue Sky)	1,500,000
Blue Sky Fees and Expenses	10,000
Accounting Fees and Expenses	850,000
Transfer Agent and Registrar Fees	20,000
Miscellaneous	193,110

Total	3,100,000

We will pay all of the costs identified above.

Item 32.    Sales to Special Parties.

None.

Item 33.    Recent Sales of Unregistered Securities.

On December 16, 2009, in connection with our formation, Mr. Sabin was issued 1,000 shares of our common stock for total consideration of $1,000 in cash in order to provide our initial capitalization. We will repurchase these shares at cost upon the completion of this offering. The issuance of such shares was effected and the repurchase of such shares will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended, or the Securities Act.

In connection with our formation transactions:

•

On December 24, 2009, we entered into contribution agreements with Mr. Sabin and agreed to issue 352,103 shares of our common stock and 511,470 operating partnership units in exchange for the contribution to us of interests in certain of the contribution properties or the entities that own them and certain related assets. The operating partnership units are exchangeable on a one-for-one basis for shares of our common stock. The number of shares of common stock and operating partnership units to be issued under these contribution agreements will increase at the closing of the contributions on a dollar for dollar basis to reflect any reduction in the principal balance of related indebtedness outstanding as of September 30, 2009. For purposes of calculating the number of additional shares of common stock and operating partnership units to be issued, one share of common stock or one operating partnership unit will have a value equal to the price of one share of common stock to be issued pursuant to this Registration Statement. In addition, the value of the consideration due to such contributor may increase or decrease based on our equity capitalization implied by this offering.

•

On December 24, 2009, we entered into a contribution agreement with Mr. Nakagawa and agreed to issue 61,376 operating partnership units in exchange for the contribution to us of interests in certain of the contribution properties or the entities that own them and certain related assets. The operating partnership units are exchangeable on a one-for-one basis for shares of our common stock. The number of operating partnership units to be issued under this contribution agreement will increase at the closing of the contribution on a dollar for dollar basis to reflect any reduction in the principal balance of related indebtedness outstanding as of September 30, 2009. For purposes of calculating the number of additional operating partnership units to be issued, one operating partnership unit will have a value equal to the price of one share of common stock to be issued pursuant to this Registration Statement. In addition, the value of the consideration due to such contributor may increase or decrease based on our equity capitalization implied by this offering.

•

On December 24, 2009, we entered into a contribution agreement with Mr. Burton and agreed to issue 61,376 operating partnership units in exchange for the contribution to us of interests in certain of the contribution properties or the entities that own them and certain related assets. The operating partnership units are exchangeable on a one-for-one basis for shares of our common stock. The number of operating partnership units to be issued under this contribution agreement will increase at the closing of the contribution on a dollar for dollar basis to reflect any reduction in the principal balance of related indebtedness outstanding as of September 30, 2009. For purposes of calculating the number of additional operating partnership units to be issued, one operating partnership unit will have a value equal to the price of one share of common stock to be issued pursuant to this Registration Statement. In addition, the value of the consideration due to such contributor may increase or decrease based on our equity capitalization implied by this offering.

•

On December 24, 2009, we entered into a contribution agreement with Mr. Ottesen and agreed to issue 61,376 operating partnership units in exchange for the contribution to us of interests in certain of the contribution properties or the entities that own them and certain related assets. The operating partnership units are exchangeable on a one-for-one basis for shares of our common stock. The number of operating partnership units to be issued under this contribution agreement will increase at the closing of the contribution on a dollar for dollar basis to reflect any reduction in the principal balance of related indebtedness outstanding as of September 30, 2009. For purposes of calculating the number of additional operating partnership units to be issued, one operating partnership unit will have a value equal to the price of one share of common stock to be issued pursuant to this Registration Statement. In addition, the value of the consideration due to such contributor may increase or decrease based on our equity capitalization implied by this offering.

•

On December 24, 2009, we entered into a contribution agreement with a partnership affiliated with Messrs. Sabin, Plumb, Burton and Romney, and agreed to issue 147,353 shares of common stock in exchange for the contribution to us of interests in certain of the contribution properties or the entities that own them and certain related assets. Based on their ownership in the partnership, 96,663 shares are attributable to Mr. Sabin, 1,768 shares are attributable to Mr. Plumb, 1,179 shares are attributable to Mr. Burton and 5,010 shares are attributable to Mr. Romney. The number of operating partnership units to be issued under this contribution agreement will increase at the closing of the contribution on a dollar for dollar basis to reflect any reduction in the principal balance of related indebtedness outstanding as of September 30, 2009. For purposes of calculating the number of additional operating partnership units to be issued, one operating partnership unit will have a value equal to the price of one share of common stock to be issued pursuant to this Registration Statement. In addition, the value of the consideration due to such contributor may increase or decrease based on our equity capitalization implied by this offering.

•

On December 24, 2009, we entered into a contribution agreement with a corporation affiliated with Messrs. Sabin, Nakagawa, Ottesen and Burton, and agreed to issue 7,027 operating partnership units in exchange for the contribution to us of interests in certain of the contribution properties or the entities that own them and certain related assets. Based on their ownership in the corporation, 5,167 operating partnership units are attributable to Mr. Sabin and 620 operating partnership units are attributable to each of Messrs. Nakagawa, Ottesen and Burton. The number of operating partnership units to be issued under this contribution agreement will increase at the closing of the contribution on a dollar for dollar basis to reflect any reduction in the principal balance of related indebtedness outstanding as of September 30, 2009. For purposes of calculating the number of additional operating partnership units to be issued, one operating partnership unit will have a value equal to the price of one share of common stock to be issued pursuant to this Registration Statement. In addition, the value of the consideration due to such contributor may increase or decrease based on our equity capitalization implied by this offering.

All of such persons irrevocably committed to the transfer of such interests and assets prior to the filing of this Registration Statement, and are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such operating partnership units was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

Item 34.    Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination as to the entitlement to indemnification to (1) any present or former director or officer or (2) any individual who, while a director or officer of our company and at our request, serves or has served another REIT, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a trustee, director, officer, employee, agent or partner of such REIT, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise from and against any claim or liability to which such individual may become subject or which such individual may incur by reason of his or her service in such capacity. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while a director or officer of our company and at our request, serves or has served another REIT, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise as a trustee, director, officer, employee, agent or partner and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was a result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

We have entered into indemnification agreements with each of our executive officers and directors whereby we agree to indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. The indemnification agreements require us to indemnify the director or officer party thereto, the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on behalf of us. In addition, the indemnification agreements require us to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on behalf of us. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.

In addition, the indemnification agreements require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking by or on behalf of the Indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Excel Trust, L.P., the partnership in which we serve as sole general partner.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered.

None.

Item 36.    Financial Statements and Exhibits.

(a) Financial Statements.    See Index to Financial Statements.

(b) Exhibits.    The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
1.1***	Form of Underwriting Agreement among Excel Trust, Inc. and the underwriters named therein.

3.1***	Articles of Amendment and Restatement of the Registrant.

3.2***	Amended and Restated Bylaws of the Registrant.

4.1***	Form of Certificate of Common Stock of the Registrant.

5.1***	Opinion of Ballard Spahr LLP with respect to the legality of the shares being registered.

8.1***	Opinion of Latham & Watkins LLP with respect to tax matters.

10.1***	Agreement of Limited Partnership of Excel Trust, L.P. dated as of April 15, 2010.

10.2**	Form of Registration Rights Agreement among Excel Trust, Inc. and the persons named therein.

10.3**	Contribution Agreement (common stock) between Excel Trust, Inc. and Gary B. Sabin dated as of December 24, 2009.

10.4**	Contribution Agreement (common stock) between Excel Trust, Inc. and additional contributors dated as of December 24, 2009.

10.5**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and Gary B. Sabin dated as of December 24, 2009.

10.6**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and James Y. Nakagawa dated as of December 24, 2009.

10.7**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and S. Eric Ottesen dated as of December 24, 2009.

10.8**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and Mark T. Burton dated as of December 24, 2009.

10.9**	Form of Contribution Agreement (operating partnership units) between Excel Trust, L.P. and additional contributors dated as of December 24, 2009.

10.10**	Form of 2010 Equity Incentive Award Plan.

10.11**	Form of Restricted Stock Award Agreement under the 2010 Equity Incentive Award Plan.

10.12**	Form of Indemnification Agreement between Excel Trust, Inc. and each of its directors and officers.

10.13**	Form of Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and Gary B. Sabin.

10.14**	Form of Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and their other executive officers.

10.15**	Form of Excel Trust, Inc. and Excel Trust, L.P. Incentive Bonus Plan.

21.1**	List of Subsidiaries of the Registrant.

23.1***	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

23.2***	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

23.3**	Consent of Deloitte & Touche LLP.

24.1**	Power of Attorney (included on the Signature Page).

99.1**	Consent of Bruce G. Blakley to be named as a proposed director.

99.2**	Consent of Burland B. East to be named as a proposed director.

99.3**	Consent of Robert E. Parsons, Jr. to be named as a proposed director.

99.4**	Consent of Warren R. Staley to be named as a proposed director.

*	To be filed by amendment.
**	Previously filed.
***	Filed herewith.

Item 37.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 16th day of April, 2010.

EXCEL TRUST, INC.

By:	/s/ Gary B. Sabin
Gary B. Sabin Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary B. Sabin	Chairman and	April 16, 2010
Gary B. Sabin	Chief Executive Officer
(Principal Executive Officer)

/s/ James Y. Nakagawa	Chief Financial Officer	April 16, 2010
James Y. Nakagawa	(Principal Financial Officer and
Principal Accounting Officer)

EXHIBIT INDEX

Exhibit
1.1***	Form of Underwriting Agreement among Excel Trust, Inc. and the underwriters named therein.

3.1***	Articles of Amendment and Restatement of the Registrant.

3.2***	Amended and Restated Bylaws of the Registrant.

4.1***	Form of Certificate of Common Stock of the Registrant.

5.1***	Opinion of Ballard Spahr LLP with respect to the legality of the shares being registered.

8.1***	Opinion of Latham & Watkins LLP with respect to tax matters.

10.1***	Agreement of Limited Partnership of Excel Trust, L.P. dated as of April 15, 2010.

10.2**	Form of Registration Rights Agreement among Excel Trust, Inc. and the persons named therein.

10.3**	Contribution Agreement (common stock) between Excel Trust, Inc. and Gary B. Sabin dated as of December 24, 2009.

10.4**	Contribution Agreement (common stock) between Excel Trust, Inc. and additional contributors dated as of December 24, 2009.

10.5**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and Gary B. Sabin dated as of December 24, 2009.

10.6**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and James Y. Nakagawa dated as of December 24, 2009.

10.7**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and S. Eric Ottesen dated as of December 24, 2009.

10.8**	Contribution Agreement (operating partnership units) between Excel Trust, L.P. and Mark T. Burton dated as of December 24, 2009.

10.9**	Form of Contribution Agreement (operating partnership units) between Excel Trust, L.P. and additional contributors dated as of December 24, 2009.

10.10**	Form of 2010 Equity Incentive Award Plan.

10.11**	Form of Restricted Stock Award Agreement under the 2010 Equity Incentive Award Plan.

10.12**	Form of Indemnification Agreement between Excel Trust, Inc. and each of its directors and officers.

10.13**	Form of Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and Gary B. Sabin.

10.14**	Form of Employment Agreement among Excel Trust, Inc., Excel Trust, L.P. and their other executive officers.

10.15**	Form of Excel Trust, Inc. and Excel Trust, L.P. Incentive Bonus Plan.

21.1**	List of Subsidiaries of the Registrant.

23.1***	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

23.2***	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

23.3**	Consent of Deloitte & Touche LLP.

Exhibit
24.1**	Power of Attorney (included on the Signature Page).

99.1**	Consent of Bruce G. Blakley to be named as a proposed director.

99.2**	Consent of Burland B. East to be named as a proposed director.

99.3**	Consent of Robert E. Parsons, Jr. to be named as a proposed director.

99.4**	Consent of Warren R. Staley to be named as a proposed director.

*	To be filed by amendment.
**	Previously filed.
***	Filed herewith.